                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
           BY RULE 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-12

                       THE PENN TRAFFIC COMPANY
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

                                       NOT APPLICABLE
-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 11, 2001

      The Annual Meeting of Stockholders of The Penn Traffic Company (the "Company") will be held on Wednesday, July 11, 2001, at 1:00 p.m., Eastern Standard Time, at the Wyndham Hotel, 6301 Route 298, East Syracuse, New York, 13057, for the following purposes:

      1. To elect nine directors for terms expiring at the 2002 Annual Meeting of Stockholders;

      2. To consider and take action upon a proposal to ratify the selection of PricewaterhouseCoopers LLP, independent certified public accountants, as the Company's auditors for the fiscal year ending February 2, 2002; and

      3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

      The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on May 18, 2001, as the record date for determining stockholders entitled to notice of and to vote at the meeting. You are cordially invited to attend the meeting in person. A report will be made to you on the status of the Company's affairs. We will also provide you with an opportunity for questions and comments.

                                          By Order of the Board of Directors
                                          FRANCIS D. PRICE, JR.
                                          Secretary

May 25, 2001
Syracuse, New York

--------------------------------------------------------------------------------

                                    IMPORTANT
     Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed form of proxy and return it without delay in the enclosed envelope.  Your proxy can be revoked at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.
--------------------------------------------------------------------------------

                  T H E  P E N N  T R A F F I C  C O M P A N Y

                           1200 State Fair Boulevard
                         Syracuse, New York 13221-4737

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 11, 2001

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Penn Traffic Company, a Delaware corporation (the "Company" or "Penn Traffic"), for use at the Annual Meeting of Stockholders to be held on Wednesday, July 11, 2001, at 1:00 p.m., Eastern Standard Time, at the Wyndham Hotel, 6301 Route 298, East Syracuse, New York 13057. The approximate date on which this Proxy Statement is first being mailed to stockholders is May 25, 2001.

      You are requested to complete, date and sign the accompanying proxy card and return it promptly to the Company in the envelope provided. Proxies duly executed and received in time for the meeting will be voted in accordance with the instructions thereon. Any stockholder who has given a proxy may revoke it at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, by giving a later dated proxy, or by voting at the meeting in person.

      The Board of Directors has fixed the close of business on May 18, 2001 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed. As of the record date, the Company had outstanding 20,054,112 shares of common stock, par value $.01 per share (the "Common Stock"), the holders of which are entitled to one vote per share.

                          1.    ELECTION OF DIRECTORS

      Pursuant to the Company's certificate of incorporation and by-laws, the terms of office of each director shall expire at the next Annual Meeting following the director's election. The Company's certificate of incorporation and by-laws fix the total number of members of the Company's Board of Directors at no less than two or more than ten. Currently, the Board of Directors consists of nine members. The Board of Directors has decided that it will nominate the nine current directors for election at the Annual Meeting. Your proxy cannot be voted at the Annual Meeting for a greater number of nominees.

      The following individuals have been nominated by the Board of Directors for election as directors at the 2001 Annual Meeting, each to serve for a term of one year, until the 2002 Annual Meeting of Stockholders and until his successor is duly elected and qualified:

        Byron E. Allumbaugh                 Gabriel S. Nechamkin
        Kevin P. Collins                    Lief D. Rosenblatt
        Joseph V. Fisher                    Mark D. Sonnino
        Martin A. Fox                       Peter L. Zurkow
        David B. Jenkins

      Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the nine nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as determined by the holders of such proxy, unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Thus, those nominees who receive the nine highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld or broker non-votes will not be counted in the total number of shares voted for such nominee or nominees.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ITS NINE NOMINEES AS DIRECTORS OF THE COMPANY.

      The following information includes the age, the year in which first elected as a director of the Company, the principal occupation, and other directorships of each of the nominees named for election as directors.

Byron E. Allumbaugh                 Mr. Allumbaugh was the Chairman and Chief Executive
Age: 69                             Officer of the former Ralphs Grocery Company from 1976
Director since 1999                 until he retired in 1997.  Mr. Allumbaugh serves as a
                                    Director of CKE Restaurants, Inc. (food service
                                    company), El Paso Energy Company (natural gas and
                                    energy company) and Ultramar Diamond Shamrock
                                    Incorporated (oil refining company).

Kevin P. Collins                    Mr. Collins has been a member and a Principal of The
Age: 50                             Old Hill Company LLC (financial advisory services
Director since 1999                 company) since 1997.  Mr. Collins was a Principal of
                                    JHP Enterprises, Ltd. (financial advisory services)
                                    from 1991 to 1997.  Mr. Collins serves as a Director
                                    of Key Energy Services, Inc. (provider of technology
                                    services to the petroleum industry), London Fog
                                    Industries, Inc. (apparel company), and Metretek
                                    Technologies, Inc. (provider of information services
                                    to the energy industry).

Joseph V. Fisher                    Mr. Fisher has been a Director and the President and
Age: 59                             Chief Executive Officer of the Company since
Director since 1998                 November 1998.  From 1992 to November 1998
                                    Mr. Fisher held senior management positions with Big V
                                    Supermarkets Inc. ("Big V"), a regional supermarket
                                    company operating primarily under the ShopRite name,
                                    including President and Chief Executive Officer from
                                    1995 to 1998, Executive Vice President - Marketing and
                                    Operations and Chief Operating Officer from 1994 to
                                    1995, Senior Vice President - Marketing and Operations
                                    from 1993 to 1994 and Vice President - Store
                                    Operations from 1992 to 1993.  He also served as a
                                    Director of Big V from 1993 to 1998.  Prior to joining
                                    Big V, Mr. Fisher was employed by Purity
                                    Supreme, Inc. (supermarket company) from 1973 to 1991
                                    in various management positions including Senior Vice
                                    President - Supermarkets from 1985 to 1991.

Martin A. Fox                       Mr. Fox has been Executive Vice President of the
Age: 48                             Company since February 2000 and Chief Financial
Director since 1993                 Officer since June 1999.  Mr. Fox was also Vice
                                    Chairman of the Executive Committee from June 1999
                                    until January 2000 and Vice Chairman - Finance of the
                                    Company from 1993 until June 1999.  Mr. Fox was a Vice
                                    President of the Company from 1989 until
                                    1993.  Mr. Fox was a First Vice President of
                                    PaineWebber Inc. from 1986 to 1988.  From 1979 to
                                    1986, Mr. Fox was employed by Citicorp in various
                                    positions, including Vice President.

David B. Jenkins                    Mr. Jenkins is a business consultant.  Mr. Jenkins was
Age: 70                             President and Chief Executive Officer of Shaw's
Director since 2000                 Supermarkets, Inc., from 1982 until his retirement as
                                    President and CEO in 1993, and was Chairman of the
                                    Board until 1995.  Mr. Jenkins serves as a Director of
                                    Aai.Foster Grant (jewelry and eyeglass company),
                                    Citizens Capital Incorporated, (venture capital
                                    company), KaBloom, Ltd. (flower distribution company),
                                    and The Foreside Company (home furnishings
                                    company).  Mr. Jenkins served as a Director of J.
                                    Sainsbury International (parent company of Shaw's and
                                    a British supermarket company) from 1994 to
                                    1995.  Mr. Jenkins served as a Director of Nabisco
                                    Holdings Corp. and Nabisco Group Holdings Corp. (food
                                    manufacturing company), from 1996 to 2000.

Gabriel S. Nechamkin                Mr. Nechamkin is a Principal of Satellite Asset
Age: 43                             Management, L.P. He was previously employed at Soros
Director since 1999                 Fund Management LLC from 1988 through 1999, most
                                    recently as Managing Director and Head of Trading for
                                    the Arbitrage, High Yield and Distressed Securities
                                    Department.

Lief D. Rosenblatt                  Mr. Rosenblatt is a Principal of Satellite Asset
Age: 47                             Management, L.P.  He was previously employed at Soros
Director since 1999                 Fund Management LLC from 1988 through 1999, most
                                    recently as Managing Director and Head of the
                                    Arbitrage, High Yield and Distressed Securities
                                    Department.

Mark D. Sonnino                     Mr. Sonnino is a Principal of Satellite Asset
Age: 40                             Management, L.P.  He was previously employed at Soros
Director since 1999                 Fund Management LLC from 1988 through 1999, most
                                    recently as Managing Director and Head of Research for
                                    the Arbitrage, High Yield and Distressed Securities
                                    Department.

Peter L. Zurkow                     Mr. Zurkow has been Chairman of the Board of the
Age: 47                             Company since June 1999.  Mr. Zurkow is a private
Director since 1999                 investor.  From 1992 to April 2001, Mr. Zurkow was a
                                    Managing Director of UBS Warburg (January 2001 to
                                    April 2001) and its predecessor firm, PaineWebber Inc.
                                    (1992 to 2000).  He served as a Director of
                                    Streamline, Inc. (online grocery company) from 1997 to
                                    1998, Kash N' Karry Supermarkets from 1994 to 1996 and
                                    E-artgroup.com (online art dealer) from 1999 to 2000.

      There are no family relationships among the directors and executive officers of the Company.

      On March 1, 1999 (the "Petition Date"), Penn Traffic and certain of its subsidiaries filed petitions for relief (the "Bankruptcy Cases") under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On May 27, 1999 the Bankruptcy Court confirmed the Company's Chapter 11 plan of reorganization (the "Plan") and on June 29, 1999, the Plan became effective. The Bankruptcy Cases were commenced in order to implement a prenegotiated financial restructuring. Messrs. Fisher and Fox served as executive officers and directors of Penn Traffic on the Petition Date.

      The Board of Directors held twelve meetings in the fiscal year ended February 3, 2001 ("Fiscal 2001"). Each director in office attended at least 75% of the total number of meetings of the Board of Directors of the Company and of the committees of such Board on which he served, except for Mr. Rosenblatt.

      The current members of the Executive Committee are Messrs. Fisher and Fox. The Executive Committee did not hold any formal meetings during Fiscal 2001 but did act by its written consent. The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

      The current members of the Compensation Committee are Messrs. Allumbaugh, Jenkins, Nechamkin and Zurkow. Mr. Zurkow is Chairman of the Compensation Committee. The Compensation Committee reviews the annual recommendations of the Chief Executive Officer concerning the compensation of officers and of certain of the employees of the Company, including the compensation plans, retirement plans and fringe benefit plans in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee, which held four meetings during Fiscal 2001, also administers the Company's 1999 Equity Incentive Plan (the "Equity Plan") and 1999 Directors' Stock Option Plan (the "Directors Plan").

      The current members of the Audit Committee are Messrs. Collins, Jenkins, Sonnino and Zurkow. Mr. Collins is Chairman of the Audit Committee. The Audit Committee held two meetings in Fiscal 2001. In addition, the Chairman of the Audit Committee held discussions with the Company's financial management and the Company's independent auditors regarding the Company's Consolidated Statement of Operations and Consolidated Balance Sheet and matters required by the Statement of Auditing Standards ("SAS") No. 61, as amended by SAS 89 and 90, prior to the public announcement of the Company's financial results for the first, second and third quarters of Fiscal 2001.

      The current members of the Nominating Committee are Messrs. Allumbaugh and Rosenblatt. Stockholder nominations of persons for election as directors are subject to the notice requirements described below under the caption "Stockholder Nominations and Proposals." The Nominating Committee did not meet during Fiscal 2001.

                               EXECUTIVE OFFICERS

      Set forth below are the names, ages and positions with the Company of the Executive Officers of the Company as of the date hereof.

         NAME                    AGE                           POSITION WITH PENN TRAFFIC
----------------------         --------         ---------------------------------------------------------
Joseph V. Fisher                  59            President and Chief Executive Officer

Martin A. Fox                     48            Executive Vice President and Chief Financial Officer

Leslie H. Knox                    54            Senior Vice President and Chief Marketing Officer

Randy P. Martin                   45            Vice President - Finance and Chief Accounting Officer

Francis D. Price Jr.              52            Vice President, General Counsel and Secretary

      Mr. Fisher has been a Director and the President and Chief Executive Officer of the Company since November 1998. From 1992 to November 1998
Mr. Fisher held senior management positions with Big V, a regional supermarket company operating primarily under the ShopRite name, including President and Chief Executive Officer from 1995 to 1998, Executive Vice President - Marketing and Operations and Chief Operating Officer from 1994 to 1995, Senior Vice President - Marketing and Operations from 1993 to 1994 and Vice President - Store Operations from 1992 to 1993. He also served as a Director of Big V from 1993 to 1998. Prior to joining Big V, Mr. Fisher was employed by Purity Supreme, Inc. (supermarket company) from 1973 to 1991 in various management positions including Senior Vice President - Supermarkets from 1985 to 1991.

      Mr. Fox has been Executive Vice President of the Company since February 2000 and Chief Financial Officer since June 1999. Mr. Fox was also Vice Chairman of the Executive Committee from June 1999 until January 31, 2000 and Vice Chairman - Finance of the Company from 1993 until June 1999. Mr. Fox was a Vice President of the Company from 1989 until 1993. From 1986 to 1988, Mr. Fox was a First Vice President of PaineWebber Inc. From 1979 to 1986, Mr. Fox was employed by Citicorp in various positions, including Vice President.

      Mr. Knox has been Senior Vice President and Chief Marketing Officer since May 1999. From 1995 until May 1999, Mr. Knox held the position of Vice President - Merchandising with Weis Markets Inc. From 1984 until 1995,
Mr. Knox held various management positions with ABCO Markets Inc., including Senior Vice President of Sales and Marketing from 1988 to 1995. From 1969 to 1984, Mr. Knox was employed by Alpha Beta Company, a division of American Stores Company, in various management positions.

      Mr. Martin has been Vice President - Finance and Chief Accounting Officer of Penn Traffic since January 1999. From 1997 until January 1999, he served as the Company's Vice President of Strategic Planning and Treasurer. From 1993 to 1997, Mr. Martin served as the Company's Director of Taxes. From 1984 to 1993, Mr. Martin was employed by Price Waterhouse, in various positions including Senior Tax Manager from 1991 to 1993.

      Mr. Price has been Vice President and General Counsel since 1993 and became Secretary in 1997. Mr. Price was Vice President and General Counsel of the Company's P&C division from 1985 until 1993. From 1978 to 1985, Mr. Price served in various other management positions at P&C.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

      The following table sets forth certain information known to Penn Traffic with respect to beneficial ownership of the Common Stock as of April 27, 2001 (unless otherwise indicated) by: (i) each person who beneficially owns 5% or more of the Common Stock; (ii) each of the nominees named for election as Director; (iii) each of the persons named in the Summary Compensation Table set forth herein; and (iv) all Directors and Executive Officers as a group. The information set forth below for 5% stockholders was derived from publicly available reports made by the persons listed below on Forms 13G and 13D. The Company has not attempted to verify any of this information. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person or group of persons has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named below, any security which such person or persons has the right to acquire within 60 days (including shares which may be acquired upon exercise of warrants or upon exercise of vested portions of stock options) is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On April 27, 2001, there were 20,054,112 shares of Common Stock outstanding.

                                                             AMOUNT & NATURE OF
NAME AND ADDRESS OF                                              BENEFICIAL              PERCENT OF
BENEFICIAL OWNER                                                  OWNERSHIP                CLASS
---------------------------------------------------------------------------------------------------
Soros Fund Management LLC                                      9,032,768  (1)               45.0%
888 Seventh Avenue, 33rd Floor
New York, NY 10106

Satellite Asset Management, L.P.                               9,032,768  (2)               45.0%
10 East 50th Street, 21st Floor
New York, NY 10022

DDJ Capital Management, LLC                                    4,021,269  (3)               20.1%
141 Linden Street, Suite 4
Wellesley, MA 02482-7910

B III Capital Partners, L.P.                                   2,237,092  (3)               11.2%
141 Linden Street, Suite 4
Wellesley, MA 02482-7910

DDJ Capital III, LLC                                           2,237,092  (3)               11.2%
141 Linden Street, Suite 4
Wellesley, MA 02482-7910

Northeast Investors Trust                                      1,906,164  (4)                9.5%
50 Congress Street
Boston, MA 02109-4096

Oaktree Capital Management, LLC                                1,724,305  (5)                8.6%
333 South Grand Ave., 28th Floor
Los Angeles, CA 90071

Byron E. Allumbaugh                                               21,000  (6)                  *

Kevin P. Collins                                                  21,000  (6)                  *

Joseph V. Fisher                                                 339,500  (7)                1.7%

Martin A. Fox                                                    131,677  (8)                  *

David B. Jenkins                                                  21,000  (9)                  *

Gabriel S. Nechamkin                                           9,053,768 (10)               45.1%

Lief D. Rosenblatt                                             9,053,768 (10)               45.1%

Mark D. Sonnino                                                9,053,768 (10)               45.1%

Peter L. Zurkow                                                   26,000 (11)                  *

Leslie B. Knox                                                    20,000 (12)                  *

C. John Kistel, Jr.                                               10,000 (13)                  *

Gerald P. Suppa                                                    6,000 (14)                  *

Roy M. Flood                                                           0 (15)                  *

All Directors and Executive Officers as a Group (12
persons)                                                            9,690,177               46.8%

--------------------------------------------------------------------------------

*     Less than 1.0%

(1) Soros Fund Management LLC ("SFM") serves as the principal investment manager of Quantum Partners LDC ("Quantum") and Quota Fund N.V.
      ("Quota"). SFM on behalf of each of Quantum and Quota, granted investment discretion over the securities owned by such entities to Satellite Asset Management, L.P. ("Satellite L.P.") pursuant to an investment advisory contract between Quantum and Satellite L.P. (the "Quantum - Satellite Contract") and between Quota and Satellite L.P. (the "Quota - Satellite Contract"). As a consequence of SFM's ability to terminate the Quantum - Satellite Contract and the Quota - Satellite Contract with respect to the securities within 60 days, SFM may be deemed to have voting and dispositive power over the securities held for the accounts of Quantum and Quota at Satellite L.P. George Soros, as Chairman of SFM, may be deemed to have beneficial ownership of securities held for accounts of Quota and Quantum.

(2) Satellite L.P. holds 9,032,768 shares of securities for the accounts of the following entities: (i) 7,854,032 shares held for the account of Quantum and (ii) 1,178,736 shares held for the account of Quota. Satellite L.P. has been granted investment discretion over the shares of Common Stock held for the accounts of Quantum and Quota pursuant to the Quantum - Satellite Contract and the Quota - Satellite Contract, respectively.

(3) According to the Schedule 13D filed by DDJ Capital Management, LLC ("DDJ"), dated March 29, 2001, B III Capital Partners, L.P. (the "Fund") owns, and DDJ Capital III, LLC and DDJ beneficially own, as general partner and investment manager, respectively of the Fund, 2,237,092 shares of Common Stock, or approximately 11.2% of the outstanding shares of Common Stock. B III-A Capital Partners, L.P. ("B III-A") owns, and GP III-A, LLC and DDJ, beneficially own, as general partner and investment manager, respectively of B III-A, 280,037 shares of Common Stock, or approximately 1.4% of the outstanding shares of Common Stock. The October Fund, Limited Partnership ("October"), and October G.P., LLC and DDJ beneficially own, as general partner and investment manager, respectively of October, 29,000 shares of Common Stock, or approximately 0.1% of the outstanding shares of Common Stock. DDJ, as investment manager to the Fund, B III-A, October and an institutional investor, and as investment advisor to DDJ Canadian may be deemed to beneficially own 4,021,269 shares, or approximately 20.1% of the outstanding shares of Common Stock.

(4) According to the Schedule 13G filed by Northeast Investors Trust, dated February 12, 2001.

(5) According to the Schedule 13G filed by Oaktree Capital Management, LLC, dated February 10, 2000, Oaktree Capital Management LLC is the general partner of OCM Opportunities Fund, L.P. (the "Oaktree Fund") and the investment manager of a third-party managed account (the "Oaktree Account"). The Oaktree Fund and the Oaktree Account together beneficially own 1,724,305 shares of Common Stock.

(6) Mr. Allumbaugh and Mr. Collins are deemed to each beneficially own (i) 20,000 shares of Common Stock by virtue of currently exercisable options granted on July 7, 1999, to purchase 20,000 shares of Common Stock at $12.13 per share and (ii) 1,000 shares of Common Stock by virtue of currently exercisable options granted July 12, 2000 to purchase 1,000 shares of Common Stock at $6.16 per share.

(7) Mr. Fisher beneficially owns 3,000 shares of Common Stock and is also deemed to beneficially own (i) 280,000 fully vested options granted on July 7, 1999, with an exercise price of $18.30, (ii) 56,000 options, which represents the vested portion of the 140,000 options granted to Mr. Fisher on September 22, 1999, with an exercise price of $8.75 per share; and (iii) 500 shares owned by Mr. Fisher's wife.

(8) Mr. Fox obtained 1,289 shares of Common Stock by virtue of his exchange of $50,000 principal amount of the former 11 1/2% senior notes due 2006 as part of the Plan. In addition, the Plan also resulted in a 100-to-1 reverse stock split such that the 38,750 shares of the Company's former common stock Mr. Fox owned prior to consummation of the Plan became 388 shares of the post-reorganization Common Stock. Additionally, Mr. Fox is deemed to beneficially own 130,000 shares of Common Stock by virtue of fully vested options granted on June 29, 1999, with an exercise price of $18.30 per share.

(9) Mr. Jenkins is deemed to beneficially own (i) 20,000 shares of Common Stock by virtue of currently exercisable options granted on May 10, 2000, with an exercise price of $5.89 per share and (ii) 1,000 shares of Common Stock, by virtue of currently exercisable options granted July 12, 2000, to purchase 1,000 shares of Common Stock at $6.16 per share.

(10) 9,053,768 shares of Common Stock are held for the accounts of the following entities: (i) 7,854,032 shares are held for the account of Quantum and (ii) 1,178,736 shares are held for the account of Quota. Satellite L.P. has been granted investment discretion over the shares held for the accounts of Quantum and Quota pursuant to the Quantum - Satellite Contract and the Quota - Satellite
       Contract. Satellite Fund Management LLC ("Satellite LLC") is the general partner of Satellite L.P. Messrs. Nechamkin, Rosenblatt and Sonnino are managing members of Satellite LLC and in such capacity may be deemed to have voting and dispositive power over the shares of Common Stock held for the accounts of Quantum and Quota. In addition, each of Messrs. Nechamkin, Rosenblatt and Sonnino is deemed to beneficially own
       (i) 20,000 shares of Common Stock by virtue of currently exercisable options granted on July 7, 1999 to purchase 20,000 shares of Common Stock at $12.13 per share and (ii) 1,000 shares of Common Stock by virtue of currently exercisable options granted July 12, 2000, to purchase 1,000 shares of Common Stock at $6.16 per share.

(11) Mr. Zurkow owns 5,000 shares of Common Stock, and he is also deemed to beneficially own (i) 20,000 shares of Common Stock by virtue of currently exercisable options granted on July 7, 1999 to purchase 20,000 shares of Common Stock at $12.13 per share and (ii) 1,000 shares of Common Stock by virtue of currently exercisable options granted July 12, 2000, to purchase 1,000 shares of Common Stock at $6.16 per share.

(12) Mr. Knox is deemed to beneficially own 20,000 shares of Common Stock, which represents the vested portion of the 50,000 options granted to Mr. Knox on July 7, 1999, with an exercise price of $12.13 per share.

(13) Mr. Kistel is deemed to beneficially own 10,000 shares of Common Stock, which represents the vested portion of 25,000 options granted to Mr. Kistel on July 7, 1999, with an exercise price of $12.13 per share.

(14) Mr. Suppa is deemed to beneficially own 6,000 shares of Common Stock, which represents the vested portion of 15,000 options granted to Mr. Suppa on July 7, 1999, with an exercise price of $12.13 per share.

(15) Mr. Flood was deemed to beneficially own 10,000 shares of Common Stock, which represents the vested portion of 25,000 options granted to Mr. Flood on July 7, 1999, with an exercise price of $12.13 per share. All of Mr. Flood's options were forfeited upon his retirement from the Company on December 1, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      The Company has determined that, no person who at any time during Fiscal 2001 was a director, officer or beneficial owner of more than 10% of the Company's Common Stock failed to file on a timely basis reports required by
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, submitted to it during or with respect to Fiscal 2001.

                             EXECUTIVE COMPENSATION

      The following table sets forth the compensation paid or accrued by the Company to (i) persons serving as President and Chief Executive Officer of the Company during Fiscal 2001 and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") during Fiscal 2001 for services rendered to the Company in all capacities during the fiscal year ended January 30, 1999 ("Fiscal 1999"), the fiscal year ended January 29, 2000 ("Fiscal 2000"), and Fiscal 2001 (53-weeks).

      For Fiscal 1999 and from February 1, 1999 through February 28, 1999, Penn Traffic engaged Miller Tabak Hirsch + Co. ("MTH") to provide financial consulting and business management services. Mr. Fox was an Executive Vice President of MTH until February 28, 1999. During Fiscal 1999, the Company paid MTH $1,437,000 for such financial consulting and business management services. From March 1, 1999, until June 29, 1999, Hirsch & Fox LLC (an entity formed by Mr. Gary D. Hirsch the former chairman of the Executive Committee of the Company and Mr. Fox) provided financial consulting and business management services to the Company for which Hirsch & Fox LLC received fees of $483,333. From June 29, 1999, through January 31, 2000, Hirsch & Fox LLC provided the same services to the Company under a management agreement (the "Management Agreement") and received fees of $845,833. On January 31, 2000, the Management Agreement was terminated. As required by the rules of the Securities and Exchange Commission, the amounts set forth below for Mr. Fox represents the Company's best estimate of the allocable portions of such management fees paid to the entities for the services of Mr. Fox to Penn Traffic.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                             -------------
                                                               ANNUAL COMPENSATION              AWARDS
                                                        ----------------------------------   -------------
                                                                                              SECURITIES          ALL
                                                                                              UNDERLYING         OTHER
          NAME AND PRINCIPAL              FISCAL           SALARY                BONUS         OPTIONS/      COMPENSATION
               POSITION                    YEAR              ($)                 ($)(6)      SARS(#)(7)(8)        ($)
---------------------------------------     ----        -------------         ------------    -----------    -------------
Joseph V. Fisher                            2001        $   1,021,781(2)
  President and Chief Executive Officer     2000              500,723(2)      $    250,000        420,000    $   1,110,965(9)
                                            1999               96,154(3)            48,072        500,000        1,060,000(10)

Martin A. Fox                               2001        $   1,019,520(2)
  Executive Vice President and Chief        2000              458,333(4)      $    350,000        304,000    $   1,204,167(11)
  Financial Officer                         1999              495,517(4)

Leslie B. Knox                              2001        $     282,084(2)
  Senior Vice President and Chief           2000              206,250(3)(5)   $     55,000         50,000    $      70,562(12)
  Marketing Officer

C. John Kistel, Jr.                         2001        $     259,739(2)                                     $      98,436(12)
  Vice President - General Merchandise      2000              180,000(3)(5)   $     43,500         25,000           79,562(12)

Gerald P. Suppa                             2001        $     215,769
  Vice President & General Manager          2000              144,000         $     27,360                   $      34,092(13)
  of New York Operations                    1999               39,600(3)

Roy M. Flood(1)                             2001        $     231,598(2)                                     $     383,875(14)
  Former - Senior Vice President and        2000              211,442         $     42,750         25,000           94,366(15)
  General Manager of Big Bear               1999               71,584                                              102,981(15)

------------------------

 (1)   Mr. Flood retired from the Company as of December 1, 2000.

 (2)  Amounts shown include the Company sponsored contribution to 401(k) Plan.

 (3) Amounts shown represent allocable portion of base salary for the subject year.

 (4) Amounts shown represent the Company's best estimate of the allocable portion of management fees paid to entities that provided services of the Named Executive Officer for such services rendered to Penn Traffic.

 (5) As the Named Executive Officer did not serve as an executive officer in prior fiscal years, such fiscal years have been omitted from the Summary Compensation Table.

 (6) As of May 25, 2001, the Company has not determined the amount (if any) of the bonus attributable to Fiscal 2001.

 (7) The options granted to Mr. Fisher in Fiscal 1999 were made pursuant to the Company's former Performance Incentive Plan. On June 29, 1999, pursuant to the Plan, all pre-existing options and warrants were canceled.

 (8) On June 29, 1999, pursuant to the Plan, the Company adopted the Equity Plan. Pursuant to the Equity Plan: (i) on June 29, 1999, Mr. Fisher was awarded fully vested options to purchase 280,000 shares of Common Stock with an exercise price equal to $18.30 per share; on September 22, 1999, Mr. Fisher was awarded options to purchase 140,000 shares of Common Stock with an exercise price of $8.75 per share and a four-year vesting period;
      (ii) Mr. Fox was awarded (a) on June 29, 1999, fully vested options to purchase 130,000 shares of Common Stock with an exercise price of $18.30 per share (b) on June 29, 1999, options to purchase 87,000 shares of Common Stock with an exercise price of $18.30 per share that vest 50% on each of the third and fourth anniversaries of the date of grant and
      (c) on September 22, 1999, options to purchase 87,000 shares of Common Stock with an exercise price of $8.75 per share that vest upon certain specified changes of control; (iii) on July 7, 1999, Mr. Knox was awarded options to purchase 50,000 shares of Common Stock with an exercise price of $12.13 per share and a four-year vesting period; (iv) on July 7, 1999, Mr. Kistel was awarded options to purchase 25,000 shares of Common Stock with an exercise price of $12.13 per share and a four-year vesting period;
      (v) on July 7, 1999, Mr. Suppa was awarded options to purchase 15,000 shares of Common Stock with an exercise price of $12.13 per share and a four-year vesting period and (vi) on July 7, 1999, Mr. Flood was awarded options to purchase 25,000 shares of Common Stock with an exercise price of $12.13 per share which were forfeited upon his retirement.

 (9) The amount for Fiscal 2000 includes (i) $1,002,838 for the complete forgiveness of all remaining outstanding principal and interest due with respect to a loan made to Mr. Fisher in connection with the commencement of his employment with the Company and (ii) $108,127 for reimbursement of certain relocation expenses.

(10) The amount for Fiscal 1999 includes $1 million in the form of a signing bonus paid to Mr. Fisher upon the commencement of his employment with the Company. The amount also includes interest and principal forgiven in Fiscal 1999 with respect to a $1 million loan made to Mr. Fisher upon the commencement of his employment with the Company.

(11) On January 31, 2000, $4.9 million was paid in a lump sum to Hirsch & Fox LLC in connection with the termination of the Management Agreement. $1.55 million of this amount was allocated to Mr. Fox as follows (i) $1.2 million in respect of management fees allocable to Mr. Fox under the Management Agreement and (ii) $350,000 in respect of Mr. Fox's annual bonus for Fiscal 2000.

(12)  Reimbursement of certain relocation expenses.

(13) Mr. Suppa was paid $34,092 in Fiscal 1999 by the Company in connection with the elimination of his position as Vice President - Operations, P&C Foods in the fiscal year ended January 31, 1998 ("Fiscal 1998") as part of a management reorganization of the Company.

(14)  Mr. Flood received (i) $338,248 as a lump sum payment of his pension and
      (ii) $45,627 for forgiveness of a loan made to Mr. Flood.

(15) Includes payments to Mr. Flood of $90,385 and $100,000 in Fiscal 2000 and Fiscal 1999, respectively, by the Company in connection with the elimination of his position as President of the Company's P&C and Quality divisions in Fiscal 1998 as part of a management reorganization of the Company.

                        AGGREGATED OPTIONS/SAR EXERCISES
                        IN LAST FISCAL YEAR, AND FY-END
                               OPTIONS/SAR VALUES

      The following table sets forth information concerning the value of unexercised options held by each of the persons named in the Summary Compensation Table, as of February 3, 2001. No options were exercised by such persons during Fiscal 2001.

                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                                           OPTIONS/SARS AT FY-END          IN-THE-MONEY OPTIONS/SARS
                                                     (#)                         AT FY-END ($)
                                         ---------------------------   ---------------------------------
NAME                                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
----                                     -----------   -------------   --------------   ----------------

Joseph V. Fisher                           336,000         84,000           N/A               N/A

Martin A. Fox                              130,000        174,000           N/A               N/A

Leslie B. Knox                              20,000         30,000           N/A               N/A

C. John Kistel, Jr.                         10,000         15,000           N/A               N/A

Gerald P. Suppa                              6,000          9,000           N/A               N/A

---------------------

(1) Based on the fair market value of $4.13 per share on February 3, 2001.

                     PENSION PLANS AND OTHER BENEFIT PLANS

THE PENN TRAFFIC CASH BALANCE PENSION PLAN

      Messrs. Fisher, Flood, Fox, Knox, Kistel and Suppa participated in a tax-qualified, defined benefit pension plan (the "Cash Balance Plan") for all eligible employees of the Company other than employees subject to a collective bargaining agreement. The Cash Balance Plan took effect on June 1, 1998, replacing several other plans covering nonunion employees. Under the Cash Balance Plan, employees' pensions are measured by reference to account balances to which credits are made based on a fixed percentage of compensation paid for the year, plus interest at a rate comparable to the yield on long-term treasury securities. Upon retirement, employees are permitted to take a lump-sum distribution equal to their account balance, or receive an annuity benefit, based on formulas set forth in the plan. The estimated annual benefits payable at normal retirement age for Messrs. Fisher, Fox, Knox, Kistel and Suppa are $9,107, $25,798, $14,668, $22,796 and $41,644, respectively, based upon projected amounts accrued to normal retirement age. Mr. Flood received a lump sum of $338,248 upon his retirement pursuant to the Cash Balance Plan.

      In connection with the Cash Balance Plan, effective June 1, 1998, the Company also began making certain matching contributions to its 401(k) profit sharing plan for those employees who are also participants in the Cash Balance Plan. The amounts contributed for the benefit of the Named Executive Officers under this plan are included in the Summary Compensation Table under the heading "Salary."

SUPPLEMENTAL RETIREMENT PLAN FOR CERTAIN EXECUTIVES

      Effective June 29, 1999, Penn Traffic established the Supplemental Retirement Plan for Non-Employee Executives (the "Non-Employee Plan"), an unfunded deferred compensation plan, pursuant to which certain non-employee executives would be able to earn retirement benefits. Pursuant to the Non-Employee Plan, Messrs. Hirsch and Fox would be able to accrue pay-based retirement benefits in the amount of 3% of the management fees allocable to Messrs. Hirsch and Fox during a plan year, plus accrue interest credits on the outstanding balance of their accumulated pay-based credits in the amount of 5% each year. During Fiscal 2001, in accordance with Mr. Fox's employment agreement, the Company established a supplemental retirement plan under which Mr. Fox is entitled to (i) retain all of his accrued benefits under the Non-Employee Plan (including service from 1988 to the date the new plan was established) and (ii) continue to accrue retirement benefits in a comparable fashion to the manner in which his retirement benefits were accrued under the Non-Employee Plan.

                              EMPLOYMENT CONTRACTS

EMPLOYMENT AGREEMENT WITH JOSEPH V. FISHER

      On October 30, 1998, the Company and Mr. Fisher entered into an employment agreement which provided for Mr. Fisher to assume the position of President and Chief Executive Officer of the Company for a term commencing on November 23, 1998 and ending on February 1, 2002. On June 29, 1999, Mr. Fisher's employment agreement was amended in connection with the consummation of the Plan. On December 2, 1999, and January 31, 2000, the agreement was further amended. The following describes the principal terms of Mr. Fisher's employment agreement in its original form and the effects the amendments have had.

      Under his original employment agreement, Mr. Fisher was entitled to receive an annual base salary of $500,000, and a bonus ranging from 0 to 100% of his base salary depending on performance (provided that Mr. Fisher was guaranteed to receive at least a 50% bonus for the fiscal year ended
January 30, 1999 (pro rata based on days employed), and the fiscal year ended January 29, 2000). As an inducement to enter into the employment agreement, Mr. Fisher received (i) a signing bonus of $1 million, (ii) a loan in the amount of $1 million which was scheduled to be forgiven over 12 consecutive quarterly periods (or immediately, in the event the Company terminates Mr. Fisher's employment other than for cause or due to his death or disability, Mr. Fisher terminates his employment for "good reason" or, in certain circumstances, following a change of control) and (iii) ten-year options with a four-year vesting period to purchase 500,000 shares of Penn Traffic's former common stock at an exercise price equal to fair market value at the grant date. The employment agreement further provided that upon the occurrence of a "change of control" all unvested options would immediately vest.

      The employment agreement also provided that if Mr. Fisher's employment is terminated by the Company other than (i) as a result of disability or (ii) for cause, or if Mr. Fisher terminates his employment for "good reason," the Company will continue to pay Mr. Fisher his base salary then in effect (in the manner in which his salary payments had been paid) for the lesser of (x) 24 months from the date of termination and (y) the number of months remaining from the effective date of termination until February 1, 2002; provided that, if the termination occurs between February 1, 2001, and February 1, 2002, his base salary payments will continue for 12 months from the date of termination. In addition, if during Mr. Fisher's employment a "change of control" occurs, and following that event Mr. Fisher resigns from his position with the Company or is terminated from his position within six months from the date of that event, Mr. Fisher will be entitled to enter into a consulting agreement with the Company and receive a lump sum payment in an amount equal to 24 months of his base salary.

      The June 29, 1999, amendment to Mr. Fisher's employment agreement had the following effects: (i) Mr. Fisher was appointed to the newly constituted Board of Directors and Executive Committee of the Company and (ii) Mr. Fisher's options to purchase 500,000 shares of the Company's former common stock (as described in the paragraph above) were canceled and he received ten-year, fully vested options to purchase 280,000 shares of new Common Stock of the reorganized Company with an exercise price of $18.30 per share. Otherwise, Mr. Fisher's original employment agreement with the Company remains in full force and effect throughout its term.

      The December 2, 1999, amendment had the following effects:
(i) Mr. Fisher was granted, as of September 22, 1999, options to purchase 140,000 shares of Common Stock with an exercise price of $8.75 per share and a four-year vesting period, (ii) an additional "change of control" concept was added (a "Section 12 Change of Control," which is described below) and
(iii) Mr. Fisher's right to receive continuing base salary payments in certain specified circumstances after his termination was modified to account for the addition of the Section 12 Change of Control provision. Pursuant to the December 2, 1999, amendment, if prior to the "Determination Date" (as described below) a Section 12 Change of Control occurs, in lieu of the lump sum payments in connection with the consulting agreement described above, Mr. Fisher will be entitled to receive the payment described below on the date of the occurrence of the Section 12 Change of Control. Under the amendment, the "Determination Date" means December 31, 2000; provided that if a definitive agreement (as such agreement may be amended, modified or supplemented from time to time) with respect to an event which would constitute a Section 12 Change of Control is executed on or before August 31, 2000, or if such definitive agreement is terminated and within six months of the date of such termination the Company enters into another definitive agreement with respect to an event which would constitute a Section 12 Change of Control with the same entity (or such entity's affiliate) that was a party to the first such agreement, then the "Determination Date" will be the date on which the transaction contemplated by such definitive agreement is consummated. The payment to which Mr. Fisher will be entitled upon a Section 12 Change of Control will be the greater of (a) Mr. Fisher's base salary for the remainder of his term (but not less than one year's base salary) and (b) $5 million minus the sum of (A) the "in-the-money" value on the date of the occurrence of a "change of control" of the options granted to Mr. Fisher on June 29, 1999, plus (B) the "in-the-money" value on the date of the occurrence of a "change of control" of Mr. Fisher's options granted on September 22, 1999, that are vested and exercisable. In addition, the amendment provides that, in the event that any payment made to Mr. Fisher pursuant to a "change of control" is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Fisher shall be entitled to an additional payment in an amount such that, after payment of all taxes by Mr. Fisher, including any excise tax imposed on such additional payment, he will retain an amount equal to the excise tax imposed on the payment made to him upon a "change of control."

      The January 31, 2000 amendment had the following effects:
(i) Mr. Fisher's salary was increased to $1,000,000 per year,
(ii) Mr. Fisher's target bonus was changed to a discretionary bonus, (iii) the definition of "Determination Date" was changed to December 31, 2001, or such later date set forth in an engagement letter entered into between the Company and an investment bank regarding the investment bank's success fee, (iv) the definition of "cause" was changed in a manner more advantageous to Mr. Fisher and (v) the $5 million amount referred to in clause (b) in the paragraph above was changed to $4.9 million.

EMPLOYMENT AGREEMENT WITH MARTIN A. FOX

      Upon the termination of the management agreement with Hirsch & Fox LLC (as described below), the Company entered into an employment agreement with Mr. Fox, one of the members of Hirsch & Fox LLC, which provides for Mr. Fox to be the Executive Vice President and Chief Financial Officer of the Company for a term ending March 31, 2001 (the term was extended to December 31, 2001, by an amendment to the agreement between the Company and Mr. Fox dated November 15,
2000). Under his employment agreement (as amended), Mr. Fox is entitled to receive an annual base salary of $1,000,000 and a discretionary bonus to be determined by the Board of Directors in its sole discretion. In addition, Mr. Fox holds the following options to purchase Common Stock: (i) fully vested options to purchase 130,000 shares of the Common Stock with an exercise price equal to $18.30 per share; (ii) options to purchase 87,000 shares of Common Stock with an exercise price equal to $18.30 per share, such options to vest 50% on the third anniversary of the date of grant (i.e., June 29, 1999) and 50% on the fourth anniversary of such date and (iii) options to purchase 87,000 shares of Common Stock with an exercise price equal to $8.75 per share, such options to vest upon the occurrence of a change of control if the agreement relating to the change of control is entered into prior to December 31, 2001, or such later date set forth in an engagement letter entered into between the Company and an investment bank prior to December 31, 2001 (the "Determination Date"), regarding the bank's success fee.

      The employment agreement (as amended) also provides that if Mr. Fox's employment is terminated by the Company other than (i) as a result of death or disability or (ii) cause, or if Mr. Fox terminates his employment for "good reason," the Company will make a lump sum payment to Mr. Fox of his salary then in effect in an amount that Mr. Fox would have been entitled to receive from the date of such termination until December 31, 2001, had a termination not occurred prior to such date. In addition, if a change of control occurs prior to the Determination Date but following such termination of employment, the Company will make the "change of control payment" (described below) less that portion of the lump sum payment which Mr. Fox receives that is attributable to the period following the change of control.

      The employment agreement (as amended) also provides that Mr. Fox will be entitled to receive a certain lump sum payment upon certain specified changes of control. Specifically, if prior to the Determination Date the Company enters into a definitive agreement with respect to a change of control (as defined) or a change of control occurs, then Mr. Fox will be entitled to receive a lump sum payment (subject to offset as set forth in the paragraph above) on the date of the occurrence of a change of control in the following amount: the greater of
(i) Mr. Fox's salary for the remainder of the term (but not less than one year's salary) and (ii) $2.9 million, minus the sum of (A) the "in-the-money" value on the date of the occurrence of a change of control of the options granted to Mr. Fox on June 29, 1999, plus (B) the "in-the-money" value on the date of the occurrence of a change of control of the options granted to Mr. Fox on September 22, 1999. In addition, in the event that any payment made to Mr. Fox pursuant to a change of control is subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Fox will receive an additional payment in an amount such that after payment of all taxes, including any excise tax imposed on such additional payment, he will retain an amount equal to the excise tax imposed on the payment made to him upon a change of control.

EMPLOYMENT AGREEMENT WITH LESLIE B. KNOX

      On August 14, 1999, the Company and Mr. Leslie Knox entered into an employment agreement which provided for Mr. Knox to assume the position of Senior Vice President and Chief Marketing Officer of the Company for a term commencing on May 3, 1999, and ending on May 3, 2001. Under his employment agreement, Mr. Knox is entitled to receive an annual base salary of $275,000, and a bonus ranging from 0 to 40% of his base salary depending on performance (provided that Mr. Knox was guaranteed to receive at least $55,000 for the fiscal year ended January 29, 2000). In addition, on July 7, 1999, Mr. Knox was granted 10-year options to purchase 50,000 shares of Common Stock with an exercise price equal to $12.13 per share, such options to vest 20% on the grant date and 20% on each of the four succeeding anniversaries of the grant date.

      The employment agreement also provides that if the Company terminates
Mr. Knox's employment other than (i) as a result of death or disability or
(ii) for cause, or if Mr. Knox terminates his employment for "good reason," the Company will continue to pay to Mr. Knox his base salary then in effect for a period of 12 months from the date of termination.

TERMINATION OF MANAGEMENT AGREEMENT WITH HIRSCH & FOX LLC

      On January 31, 2000, the Company and Hirsch & Fox LLC entered into an agreement terminating the management agreement pursuant to which Hirsch & Fox LLC provided management and consulting services to the Company (the "Termination Agreement"). Under the Termination Agreement, Hirsch & Fox LLC received, among other things, a lump sum payment of $4.9 million (the "Cash Payment") and reimbursement for all of their documented expenses incurred through January 31, 2000. The Cash Payment was allocated as follows: (i) $1.35 million in full satisfaction of management fees allocable to Mr. Hirsch under the Management Agreement, (ii) $1.7 million in full satisfaction of Mr. Hirsch's right to receive a payment upon a change of control as contemplated by the Management Agreement, (iii) $300,000 in exchange for the cancellation of his then-exercisable options to purchase 360,000 shares of Common Stock and (iv) $1.55 million in full satisfaction of management fees and annual bonus allocable to Mr. Fox under the Management Agreement. In exchange for these payments and other non-cash consideration, Hirsch & Fox LLC agreed to forego the remainder of the term under the Management Agreement, which was scheduled to expire on June 30, 2001. In addition, Mr. Fox entered into a separate employment agreement with the Company to act as the Company's Executive Vice President and Chief Financial Officer. The principal terms of this agreement are described above under the heading "Employment Agreement with Martin A. Fox."

CHANGE OF CONTROL POLICY

      The Company's Executive Enhanced Severance Policy, effective from
January 1, 2000, through December 31, 2002, provides that in the event of a "Change of Control" (as defined in the policy), certain executives of the Company will be eligible to receive severance payments ranging from six months to 18 months of base salary if such executive's employment is terminated within one year of such change in control for reasons other than "Cause" or "Total Disability" (each as defined in the policy) or if executive terminates his/her employment for "Good Reason" (as defined in the policy) within one year of such change in control. Under the policy, each executive has the option of receiving his/her severance payment in a lump sum or in the same manner as base salary would have been paid to the executive had he/she remained employed by the Company within one year of such change of control.

                           COMPENSATION OF DIRECTORS

      In Fiscal 2001, directors who were not regularly employed by the Company received an annual fee of $20,000 ($5,000 per quarter). Each such director was also paid a fee of $1,000 for attendance at each Board meeting or committee meeting he attended and a fee of $500 for each committee meeting held in conjunction with a Board meeting he attended. Directors who are officers of the Company do not receive fees for attending meetings of the Board of Directors or its committees. On May 10, 2000, upon his appointment to the Board of Directors, Mr. Jenkins was awarded options to purchase 20,000 shares at $5.89 per share in accordance with the terms of the Company's Directors Plan. On
July 12, 2000, Messrs. Allumbaugh, Collins, Jenkins, Nechamkin, Rosenblatt, Sonnino and Zurkow each received a grant of 1,000 fully vested options to purchase Common Stock with an exercise price of $6.16 per share pursuant to the Directors Plan.

      In the fiscal year ending February 2, 2002, directors who are not regularly employed by the Company will receive an annual fee of $25,000 ($6,250 per quarter). Each such director will also be paid a fee of $2,500 for attendance at each Board meeting or committee meeting plus $1,500 for attending telephonic meetings of the Board. Committee members of the Board receive $5,000 per annum ($1,250 per quarter) plus $1,000 for attending in person meetings of committees and $500 for attending meetings of the committee held in conjunction with the Board Meeting attended.

      On March 29, 2001, the Board created the position of Lead Outside Director and appointed Mr. Collins to that position. The Lead Outside Director will be responsible for, among other things, coordinating the activities of the independent directors and serving as Chairman of the Audit Committee. The Lead Outside Director will receive an annual fee of $25,000 ($6,250 per quarter) in addition to the fees described above.

      In July 1999, the Company adopted the Directors Plan. The Directors Plan makes available to the Company's directors, who are not employees of the Company, options to acquire in the aggregate up to 250,000 shares of new Common Stock. Under the terms of the Directors Plan, each eligible director receives as of the date of appointment to the Board of Directors an option to purchase 20,000 shares of new Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the Directors Plan) of such shares on the date of grant. The Directors Plan also provides for the issuance of additional options annually thereafter as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company. In
July 2000, the directors received an option to purchase an additional 1,000 shares. The options expire 10-years after the date of grant and vest immediately upon issuance. Options to acquire an additional 83,000 shares may be granted under the Directors Plan.

                    COMPENSATION AND STOCK OPTION COMMITTEE

      The Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors is currently composed of Messrs. Allumbaugh, Jenkins, Nechamkin and Zurkow with Mr. Zurkow as Chairman.

      The Compensation Committee reviews the annual recommendations of the Chief Executive Officer concerning the compensation of officers and of certain of the employees of the Company, including the compensation plans, retirement plans and fringe benefits in which such persons participate, and makes reports and recommendations with respect to such matters to the Board of Directors of the Company. The Compensation Committee also administers the Equity Plan and Directors Plan.

                              ANNUAL COMPENSATION

SALARY

      Salary adjustments for executive officers are generally made annually and are based on salary for the prior year, executive salary movement nationally and within the food distribution industry, individual performance, length of service and internal comparability considerations.

CASH BONUS PLANS

      Cash bonuses are paid to executive officers under the Company's Corporate Incentive Plan. Participants in the Corporate Incentive Plan (the "CIP") are determined by the Board of Directors upon recommendation of the Compensation Committee. Target bonus opportunities under the CIP are based on achievement of previously established financial goals for the Company, and on achievement of individual objectives.

      For Fiscal 2001, bonuses were accrued pursuant to the CIP. For Fiscal 2000, bonuses were accrued and paid pursuant to the CIP. For Fiscal 1999 no bonuses were paid pursuant to the CIP. Some bonuses were paid in Fiscal 1999 in appreciation for contributions made during those years by selected officers. These amounts are included in the "Bonus" column of the Summary Compensation Table.

                                 STOCK OPTIONS

      In addition to Annual Compensation, the Company provides to certain of its officers and employees long-term incentive compensation under the Company's Equity Plan. Most of the stock options granted under the Equity Plan vest over a period of years determined by the Company's Compensation and Stock Option Committee. The Equity Plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over time through the payment of incentive compensation, including the grant of stock options. See also "Executive Compensation - Summary Compensation Table" above.

                               OTHER COMPENSATION

      The Company also provides to its executive officers other compensation, such as retirement income, described elsewhere in this Proxy Statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                      CHIEF EXECUTIVE OFFICER COMPENSATION

      Mr. Fisher receives his annual compensation pursuant to his employment agreement. In addition, Mr. Fisher received grants of options to purchase 420,000 shares of Common Stock that are intended to provide him with an incentive to increase stockholder value. For a more in-depth discussion of Mr. Fisher's employment agreement, please see the discussion of Joseph V. Fisher's compensation under his employment agreement above.

                                         Peter L. Zurkow, Chairman
                                         Byron E. Allumbaugh
                                         David B. Jenkins
                                         Gabriel S. Nechamkin

                         REPORT OF THE AUDIT COMMITTEE

      The Audit Committee is composed of four independent directors and operates under a written charter adopted by the Board of Directors (see Exhibit A). The current members of the Committee are Messrs. Collins (Chair), Jenkins, Sonnino and Zurkow, each an outside independent director. The members of the Audit Committee held two meetings during the fiscal year ended February 3, 2001. In addition, the Chairman of the Audit Committee held discussions with the Company's financial management and the Company's independent auditors regarding the Company's Consolidated Statement of Operations and Consolidated Balance Sheet and matters required by the Statement of Auditing Standards ("SAS")
No. 61, as amended by SAS 89 and 90, prior to the public announcement of financial results of the Company's financial results for the first, second and third quarters of Fiscal 2001.

      The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to the shareholders, the public and others, (ii) the systems of internal controls regarding finance, accounting, legal compliance and ethical behavior that management and the Board of Directors have established and (iii) the Company's auditing, accounting and financial reporting process generally.

      The Company's independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with the Audit Committee) and the Audit Committee has discussed with the independent auditors that firm's independence. Based on this discussion, the Audit Committee recommends to the Board of Directors the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors.

      Based on the Audit Committee's review of the Company's consolidated financial statements and its discussions with management and the Company's independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements for fiscal year ending February 3, 2001, in the Company's 10-K filed with the Securities and Exchange Commission.

AUDIT FEES

      Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP in connection with (i) the audit of the Company's consolidated financial statements for fiscal year ending February 3, 2001 and (ii) the limited review of the Company's unaudited consolidated interim financial statements were $390,000.

ALL OTHER FEES

      In addition to the Audit Fees described above, the Company paid PricewaterhouseCoopers LLP an aggregate of $265,000 for pension, actuarial, tax and other services rendered during Fiscal 2001.

      The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining
PricewaterhouseCoopers LLP's independence as auditors of our consolidated financial statements.

                                         Kevin P. Collins, Chairman
                                         David B. Jenkins
                                         Mark D. Sonnino
                                         Peter L. Zurkow

                               PERFORMANCE GRAPH

      The following are graphs which compare the cumulative total stockholder return of the Company's Common Stock, the cumulative total return of Standard & Poor's 500 Stock Index ("S&P Index") and the cumulative total return of Standard & Poor's Retail Food Index(1) ("S&P Food Index") for (i) the period from February 3, 1996, through June 28, 1999 and (ii) the period from June 29, 1999, through February 3, 2001. The Company includes two graphs to demonstrate
(i) the performance of its former Common Stock through the date of the completion of the Company's financial restructuring and (ii) the performance of the Common Stock since the completion of the Company's financial restructuring on June 29, 1999.

                -------------------------------------------------------------------------------------
                 2/3/96     2/1/97    1/31/98    1/30/99    6/28/99    6/29/99    1/29/00     2/3/01
                -------------------------------------------------------------------------------------
Penn Traffic      $100        $16        $41         $5         $1       $100        $63        $32
S & P 500          100        124        154        201        212        100        103        100
S & P Food         100        115        156        246        183        100         94         81

  (1) Includes Albertson's, Great Atlantic & Pacific, Kroger, Safeway and Winn-Dixie.

  (2) Assumes $100 invested on February 3,1996, in the Company's former Common Stock, the S&P 500 Index and the S&P Food Index (also assumes reinvestment of dividends).

  (3) Assumes $100 invested on June 29, 1999, in Penn Traffic Common Stock, the S&P 500 Index and the S&P Food Index (also assumes reinvestment of dividends).

  (4) The stockholder returns shown are neither determinative nor indicative of future performance.

      2.    RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP, independent certified public accountants, as independent auditors for the Company for the fiscal year ending February 2, 2002. A proposal to ratify such selection will be submitted to stockholders at the Annual Meeting. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select PricewaterhouseCoopers LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select PricewaterhouseCoopers LLP notwithstanding the failure of the stockholders to ratify its selection.

      It is expected that a representative of PricewaterhouseCoopers LLP will be present at the meeting, will have an opportunity to make statements and will be available to respond to appropriate questions.

      PricewaterhouseCoopers LLP, or its predecessor, has performed the annual examination of the Company's financial statements since 1981.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

      3.    ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      As of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

      4.    STOCKHOLDER NOMINATIONS AND PROPOSALS

      The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated as a director by the Board of Directors), as well as the submission of a proposal (other than a proposal submitted at the direction of the Board of Directors) at a meeting of stockholders. For any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

      In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2002 Annual Meeting of Stockholders must be received by the Secretary of the Company by April 16, 2002, for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2002 Annual Meeting of Stockholders, provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date (July 11, 2001), notice by the stockholder to be timely must have been received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

      5.    ADDITIONAL INFORMATION

      At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company, by giving a later dated proxy or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the Annual Meeting.

      Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained W.F. Doring to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $3,500 plus expenses.

                                         By Order of the Board of Directors

                                         FRANCIS D. PRICE JR.

                                         Secretary

May 25, 2001

Syracuse, New York

                                                                       EXHIBIT A

                            THE PENN TRAFFIC COMPANY

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to shareholders, the public and others, (ii) the systems of internal controls regarding finance, accounting, legal compliance and ethical behavior that management and the Board of Directors have established and (iii) the Company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

      In meeting its responsibilities, the Audit Committee is expected to:

     - Serve as an independent and objective party to review the Company's financial reporting process and internal control system.

     - Review and appraise the audit activities of the Company's independent auditors and internal auditing department.

     - Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditors and the Board of Directors.

      Without limiting the foregoing, and in recognition of the fact that the Company's independent auditors are ultimately accountable to the Board of Directors and the Audit Committee, the Board of Directors and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for shareholder approval).

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.    ORGANIZATION

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent of the management, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of the director's independence from the management and the Company. For purposes of this Charter, certain relationships as set forth on Annex I shall negate the status of independence.

      All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Audit Committee shall have accounting or related financial management expertise, as determined by the Board of Directors.

      The members of the Audit Committee shall be elected by the Board of Directors at the annual organizational meeting of the Board and the members shall serve until their successors shall be duly elected and qualified. The Chair of the Audit Committee may be designated by the full Board or, if it does not do so, the members of the Audit Committee may elect a Chair by vote of a majority of the full Audit Committee membership.

III.   MEETINGS

      The Audit Committee shall meet semi-annually, or more frequently as circumstances dictate, with management and the Company's independent auditors. The Chairman of the Audit Committee individually or the Audit Committee as a whole shall meet with management and the independent auditors each quarter to review the Company's Consolidated Statement of Operations and Consolidated Balance Sheet (consistent with IV.b below). The Audit Committee may require members of management or others to attend meetings and to provide pertinent information as necessary. As part of its job to foster open communication, the Audit Committee or its Chairman shall meet in separate executive sessions at least semi-annually with the Company's independent auditors, and periodically with the Company's financial management and Director of the Internal Auditing Department to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately.

IV.   RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties, the Audit Committee shall:

       (a) Review with financial management and the Company's independent auditors the Company's Consolidated Statement of Operations and Consolidated Balance Sheet and matters required by the Statement of Auditing Standards ("SAS") No. 61, as amended by SAS 89 and 90, prior to any public announcement of financial results for the periods covered thereby. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of this review.

       (b) Review the Company's Form 10-K, Form 10-Q and annual and quarterly (if applicable) reports to stockholders prior to submission to the Securities and Exchange Commission or stockholders, as the case may be, including any certification, report, opinion or review rendered by the independent auditors. In addition, recommend to the Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and

             Exchange Commission. The Chairman of the Audit Committee may represent the entire Audit Committee for purposes of the review of the Form 10-Q and any quarterly reports to stockholders.

       (c) Review and reassess the adequacy of the Audit Committee's Charter annually and recommend to the Board any changes deemed appropriate by the Audit Committee. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

       (d) Prepare any reports of the Audit Committee required by applicable securities laws or stock exchange listing requirements or rules to be included in any proxy statements, information statements or other documents.

       (e) Review the performance of the independent auditors and make recommendations to the Board of Directors regarding the appointment or replacement of the independent auditors.

       (f) On an annual basis, review and discuss with the independent auditors all relationships the independent auditors have with the Company to determine the independent auditors' continued independence. In connection with the foregoing, the Audit Committee shall ensure that the independent auditors submit to the Audit Committee on an annual basis a written statement delineating all such relationships (consistent with Independence Standards Board Statement No. 1), shall discuss with the independent auditors any disclosed relationship or services that may impact the objectivity and independence of the independent auditors and shall recommend that the Board of Directors take appropriate action in response to the written statement to satisfy itself of the independent auditors' independence.

       (g) Periodically consult with the independent auditors without management being present about the completeness and accuracy of the Company's financial statements.

       (h) Periodically discuss with the independent auditors their judgments about the quality and appropriateness, as opposed to the acceptability, of the Company's accounting principles and financial disclosure practices as applied in its financial reporting.

       (i) Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditing department.

       (j) In consultation with the independent auditors and the internal auditors, review the integrity of the Company's financial reporting processes, both internal and external.

       (k) Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

       (l) Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

       (m) Review any significant disagreement between management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

       (n) Review with the independent auditors, management and the internal auditing department the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (The review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as determined by the Audit Committee.)

       (o) Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

       (p) Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

       (q) Report, through its Chair, to the Board following meetings of the Audit Committee.

       (r) Maintain minutes or other records of meetings and activities of the Audit Committee.

       (s) Perform any other activities consistent with this Charter, the Company's by-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

ANNEX I

Definitions of Independence.  None of the following will be deemed independent:

    (a) a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;

    (b) a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or nondiscretionary compensation;

    (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and any other person who resides in such person's home;

    (d) a director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

    (e) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

--------------------------------------------------------------------------------

PROXY                                                                      PROXY

                            THE PENN TRAFFIC COMPANY

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
            FOR THE ANNUAL MEETING OF STOCKHOLDERS -- JULY 11, 2001

     The undersigned hereby appoints Peter L. Zurkow and Joseph V. Fisher proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of common stock of The Penn Traffic Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Wyndham Hotel, 6301 Route 298, East Syracuse, New York 13057 on July 11, 2001 at 1:00 P.M. Eastern Standard Time, and at all adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before said meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            THE PENN TRAFFIC COMPANY
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR APPROVAL OF PROPOSAL 2.

1. ELECTION OF DIRECTORS                                FOR  WITHHOLD  FOR ALL
   NOMINEE(S):                                          ALL    ALL     EXCEPT
   01 Byron E. Allumbaugh  02 Kevin P. Collins
   03 Joseph V. Fisher     04 Martin A. Fox             |_|    |_|       |_|
   05 David B. Jenkins     06 Gabriel S. Nechamkin
   07 Lief D. Rosenblatt   08 Mark D. Sonnino
   09 Peter L. Zurkow
   INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name in the following space:

   ----------------------------------------------

2. The proposal to ratify the appointment of            FOR  AGAINST   ABSTAIN
   PricewaterhouseCoopers LLP as the independent
   accountants for The Penn Traffic Company for the     |_|    |_|       |_|
   fiscal year ending February 2, 2002.

To consider and approve such other matters as may properly come before the meeting.

All Proxies to vote at said Meeting or any adjournments thereof heretofore given by the undersigned are hereby revoked. Receipt of Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

-------------------------------
                                              Dated                       , 2001
                                                   -----------------------

      THIS SPACE RESERVED      Signature(s)
        FOR ADDRESSING                     -------------------------------------
   (key lines do not print)

                               -------------------------------------------------
                               (Please sign as name(s) appear on this proxy
                               card. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
-------------------------------
--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.